APPENDIX IV-2

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-2 is part of the Fund Services Agreement between Northern Lights Fund Trust II and Gemini Fund Services, LLC.  Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-2 along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Fund(s) set forth on this Appendix IV-2 shall be upon commencement of operations.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund Name	Board Approval Date
Hundredfold Select Alternative Fund	May 17, 2011
Hundredfold Select Global Fund	May 17, 2011
Hundredfold Select Equity Fund	May 17, 2011

(each a “Fund”)

SELECTED SERVICES and FEES

Each Fund shall pay to GFS 45 basis points (0.45%) on assets up to $100 million, 40 basis points (0.40%) on assets $100 million to $250 million, 35 basis points (0.35%) on assets from $250 million to $500 million and 30 basis points (0.30%) on assets greater than $500 million.  Basis point fees will be calculated based upon the average net assets of each Fund for the previous month.  The fee shall cover all customary operational services of each Fund, including Fund Accounting, Fund Administration, Transfer Agency, routine legal fees, routine audit fees, services of a chief compliance officer, custody fees, blue sky registration fees, insurance premiums (bond and directors and officers errors and omissions), printing of prospectuses and shareholder reports and general Trust expenses associated with meetings, regulatory filings and reporting.

***signatures on following page***

The parties hereto agree to the Services and associated fees for the Fund(s), effective as set forth in this Appendix IV-2 to the Fund Services Agreement.

NORTHERN LIGHTS FUND TRUST II

GEMINI FUND SERVICES, LLC

By:

/s/ Andrew Rogers                                                            By:  /s/ Larie Lydick

 Andrew B. Rogers

            Larie Lydick

            President

            Senior Vice President

Attest:

By:

/s/ James Ash

 James Ash

            Secretary

The parties hereto agree to the Services and associated fees for the Fund(s), effective as set forth in this Appendix IV-2 to the Fund Services Agreement.

Advisors Preferred, LLC

By: /s/ Catherine Ayers-Rigsby

Name: Catherine Ayers-Rigsby

Title:   Managing Member